UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 2, 2006

TEXAS ROADHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Suite 400 Louisville, Kentucky	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(502) 426-9984

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 2, 2006, the Compensation Committee of the Registrant’s Board of Directors established a new annual target and base bonus amounts for the Registrant’s executive officers under the existing incentive compensation program.  If the Registrant achieves earnings per basic share (“EPS”) of $0.52 (the “Annual Target”) for fiscal 2006, the executive officers will receive the Base Bonus set forth in the table below.  For each $0.005 EPS above the Target, the Base Bonus will be increased by 7% up to a maximum of 100% of the Base Bonus.  For example, achieving $0.525 of EPS would result in a bonus payout of 107% of Base Bonus.

For each $0.005 EPS below the Target, the Base Bonus will be reduced by 7% up to a maximum of 100% of the Base Bonus.  For example, achieving $0.515 of EPS would result in a bonus payout of 93% of the Base Bonus.

The Annual Target will be adjusted for acquisitions or divestitures, accounting changes, and other extraordinary events as noted by the Compensation Committee.

The Registrant will pay bonuses on a quarterly basis, based upon the achievement of quarterly targets which equal in the aggregate to the Annual Target of $0.52 EPS.

The following table sets forth the Base Bonus, Minimum Bonus, and Maximum Bonus to be paid to each of the named executive officers under this incentive program for fiscal 2006.

Executive Incentive Compensation
	2005 Base Bonus	2006 Base Bonus	2006 Minimum Bonus	2006 Maximum Bonus

Kent Taylor	$200,000	$200,000	$0	$400,000
G.J. Hart	300,000	360,000	0	720,000
Steve Ortiz	200,000	240,000	0	480,000
Scott Colosi	115,000	138,000	0	276,000
Sheila Brown	50,000	60,000	0	120,000

Also on February 2, 2005, the Compensation Committee increased the annual salaries of the executive officers as set forth in the table below, effective April 1, 2006.  Kent Taylor’s annual salary of $300,000 was not changed.

	Current Annual Salary	New Annual Salary

G.J. Hart	$500,000	$550,000
Steve Ortiz	400,000	420,000
Scott Colosi	210,000	250,000
Sheila Brown	150,000	175,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: February 8, 2006	By	/s/ G. J. Hart
G. J. Hart
President & CEO